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                                                                       EXHIBIT 9

                                 July 16, 1997



The Kafus Capital Corporation
6 Eva Road
Toronto, Ontario
Canada

Gentlemen:

This letter is written in connection with, and in fulfillment of a condition to, the consummation of the transactions contemplated by the Subscription Agreement dated as of July 16, 1997, between The Kafus Capital Corporation, a British Columbia corporation (the "Company"), and Enron Capital & Trade Resources Corp., a Delaware corporation ("ECT"). Initially capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Subscription Agreement. In consideration of the execution, delivery and performance by the Company of its obligations under the Subscription Agreement, ECT hereby agrees as follows:

1. ECT agrees, with respect to 5,000 Preference Shares (the "Shares"), that it will not exercise its right to convert such Shares into shares of Common Stock of the Company prior to January 16, 1998 (the "Determination Date"), without the prior written consent of the Company.

2. In the event (i) the trade weighted average of the prices for the Common Stock during any period of 30 consecutive days ending on or prior to the Determination Date (a "Measurement Period") exceeds U.S. $7.00 per share (such price to be appropriately adjusted for any stock split, reverse stock split or similar recapitalization after the date hereof) and (ii) the Common Stock is listed on a U.S. national securities exchange or the NASDAQ National Market throughout such 30-day period, then the Company shall have the right (but shall
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The Kafus Corporation
July 16, 1997
Page 2


     have no obligation), to purchase from ECT any or all of the Shares for a cash purchase price equal to U.S. $1,200 per Share, plus all dividends accrued (whether or not declared) on the Shares (collectively, the "Purchase Price"). To exercise its right to purchase the Shares pursuant to this paragraph 2, the Company shall, within 10 days following a Measurement Date in which the conditions specified in (i) and (ii) above are satisfied, notify ECT of such election. The Company may make only one election to purchase Shares hereunder. The consummation of any purchase of the Shares upon an exercise of the rights hereunder (the "Closing") shall take place at the offices of ECT, on the 5th Business Day following the receipt by ECT of such notice from the Company. At the Closing (a) ECT shall deliver to the Company certificates representing the Shares, duly endorsed in blank or accompanied by stock powers executed in blank and (b) the Company shall deliver to ECT by wire transfer an amount equal to the Purchase Price for the Shares purchased.

     Nothing herein shall be deemed to limit in any way the ability of ECT to convert any Preference Shares other than the Shares or its ability to sell or transfer the Shares to an Affiliate of ECT or, upon receipt of the prior written consent of the Company, which will not be unreasonably withheld, to any other Person who agrees in writing to be bound by the terms hereof.
     The Company may assign its rights hereunder to (i) SAMARAC Corporation or
     (ii) any other Person, provided in the case of (ii) the Company has obtained the prior written consent of ECT to such transfer (which will not be unreasonably withheld). This letter agreement shall terminate and the Company shall have no further rights hereunder as of the Determination Date, unless extended by the parties in writing.


                                        Very truly yours,


                                        ENRON CAPITAL & TRADE RESOURCES CORP.
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The Kafus Corporation
July 16, 1997
Page 3


                                        By: /s/ J. Kevin McConville
                                           --------------------------
                                        Name: J. Kevin McConville
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                                        Title: Vice President
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